Exhibit 3.1

THIRD AMENDED AND RESTATED

BYLAWS

OF

TARGA RESOURCES CORP.

Incorporated under the Laws of the State of Delaware

ARTICLE I

OFFICES AND RECORDS

Section 1.1 Registered Office. The address of Targa Resources Corp.’s (the “Corporation”) registered office in the State of Delaware is at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The name of the Corporation’s registered agent for service of process in the State of Delaware at such address is The Corporation Trust Company. The registered office and registered agent of the Corporation may be changed from time to time by the board of directors of the Corporation (the “Board”) in the manner provided by law.

Section 1.2 Other Offices. The Corporation may have such other offices, either within or without the State of Delaware, as the Board may designate or as the business of the Corporation may from time to time require.

Section 1.3 Books and Records. The books and records of the Corporation may be kept outside the State of Delaware at such place or places as may from time to time be designated by the Board.

ARTICLE II

STOCKHOLDERS

Section 2.1 Annual Meeting. The annual meeting of the stockholders of the Corporation shall be held on such date and at such place and time as may be fixed by resolution of the Board.

Section 2.2 Special Meeting. Subject to the rights of the holders of any series of stock having a preference over the common stock of the Corporation as to dividends or upon liquidation (“Preferred Stock”) with respect to such series of Preferred Stock, special meetings of the stockholders may be called only in accordance with the Corporation’s Certificate of Incorporation as it may be amended and restated from time to time.

Section 2.3 Place of Meeting. The Board, the Chairman of the Board or the Chief Executive Officer, as the case may be, may designate the place of meeting for any special meeting of the stockholders called by the Board, the Chairman of the Board or the Chief Executive Officer. If no designation is made for an annual or special meeting, the place of meeting, if any, shall be the principal executive offices of the Corporation.

Section 2.4 Notice of Meeting. Notice, stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called, shall be delivered by the Corporation not less than 10 days nor more than 60 days before the date of the meeting, in a manner pursuant to this Section 2.4, to each stockholder of record entitled to vote at such meeting. Except as otherwise specifically provided herein or required by law, notice shall be given by the Corporation to any stockholder by any manner permitted by law, including, without limitation, by hand delivery to the recipient thereof, by depositing such notice in the mails, postage paid, or by sending such notice by commercial courier service, by facsimile or other electronic transmission, provided that notice to stockholders by electronic transmission shall be given in the manner provided in Section 232 of the General Corporation Law of the State of Delaware (the “DGCL”). Any such notice shall be addressed to such stockholder at such stockholder’s last known address as the same appears on the books of the Corporation. Without limiting the manner by which notice otherwise may be given effectively, notice to any stockholder shall be deemed given: (1) if by facsimile, when directed to a number at which the stockholder has consented to receive notice; (2) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (3) if by posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (a) such posting and (b) the giving of such separate notice; (4) if by any other form of electronic transmission, when directed to the stockholder; and (5) if by mail, when deposited in the mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. Such further notice shall be given as may be required by law. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Meetings may be held without notice if all stockholders entitled to vote are present, or if notice is waived by those not present in accordance with Section 7.4 of these Bylaws. Any previously scheduled meeting of the stockholders may be postponed by the Board for any reason, or without reason, and (unless the Certificate of Incorporation otherwise provides) any special meeting of the stockholders may be cancelled, by resolution of the Board for any reason, or without reason, upon public notice given prior to the date previously scheduled for such meeting of stockholders.

Section 2.5 Quorum and Adjournment. Except as otherwise provided by law or by the Certificate of Incorporation, the holders of a majority of the outstanding shares of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”), represented in person or by proxy, shall constitute a quorum at a meeting of stockholders, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of a majority of the shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. The Chairman of the Meeting (as defined in Section 2.7(D)) or the Board may adjourn or postpone the meeting from time to time, for any reason, or without reason, whether or not there is such a quorum. A majority of the shares represented at the meeting may adjourn the meeting from time to time, whether or not there is a quorum. No notice of the time and place of adjourned (or postponed) meetings need be given except as required by law. At the adjourned (or postponed) meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment (or postponement) is for more than 30 days, or, after the adjournment (or postponement), a new record date is fixed for the adjourned (or postponed) meeting, a notice of the adjourned (or postponed) meeting shall be given to each stockholder of record entitled to notice of such adjourned (or postponed) meeting. The stockholders present at a duly called meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

Section 2.6 Proxies. At all meetings of stockholders, a stockholder may vote by proxy executed in writing (or by any means of electronic communication permitted by law) by the stockholder, or by the stockholder’s duly authorized attorney in fact. Any copy, facsimile transmission or other reliable reproduction of the writing or transmission created pursuant to this section may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile transmission or other reproduction shall be a complete reproduction of the entire original writing or transmission.

Section 2.7 Notice of Stockholder Business and Nominations.

(A) Annual Meetings of Stockholders. (1) Nominations of persons for election to the Board and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders (a) pursuant to the Corporation’s notice of meeting (or any supplement thereto), (b) by or at the direction of the Board, (c) by any stockholder of the Corporation who (i) was a stockholder of record at the time of giving of notice provided for in this Section 2.7 and at the time of the annual meeting, (ii) is entitled to vote at the meeting and (iii) complies with the notice procedures set forth in this Section 2.7 as to such business or nomination, or (d) solely with respect to nominations, by one or more Eligible Holders (as defined below) pursuant to the procedures and requirements set forth in Section 2.8; clauses (1)(c) and (d) of this Section 2.7(A) shall be the exclusive means for a stockholder to make nominations or submit other business (other than matters properly brought under Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and included in the Corporation’s notice of meeting) before an annual meeting of the stockholders.

(2) Without qualification, for any nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to Section 2.7(A)(1)(c), the stockholder must have given timely notice thereof in writing to the Secretary and such other business must otherwise be a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to, and received by, the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall any adjournment or postponement of an annual meeting (or the announcement thereof) commence a new time period for the giving of a stockholder’s notice as described above. To be in proper form, a stockholder’s notice (whether given pursuant to this Section 2.7(A)(2) or Section 2.7(B)) to the Secretary must:

(a) set forth, as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner, if any, (ii) (A) the class or series and number of shares of the Corporation which are, directly or indirectly, owned beneficially and of record by such stockholder and such beneficial owner, (B) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Corporation or otherwise (a “Derivative Instrument”) directly or indirectly owned beneficially by such stockholder and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation, (C) a description of any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder has a right to vote any shares of any security of the Corporation, (D) any short interest in any security of the Corporation (for purposes of this Section 2.7, a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (E) any rights to dividends on the shares of the Corporation owned beneficially by such stockholder that are separated or separable from the underlying shares of the Corporation, (F) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, and (G) any performance-related fees (other than an asset-based fee) that such stockholder is entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by members of such stockholder’s immediate family sharing the same household, (iii) any other information relating to such stockholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, (iv) a representation that the stockholder was a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to bring such nomination or other business before the meeting, and (v) a representation as to whether such stockholder or any such beneficial owner intends or is part of a group that intends to (x) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the voting power of the Corporation’s outstanding capital stock required to approve or adopt the proposal or to elect each such nominee and/or (y) otherwise to solicit proxies from stockholders in support of such proposal or nomination;

(b) if the notice relates to any business other than a nomination of a director or directors that the stockholder proposes to bring before the meeting, set forth (i) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of such stockholder and beneficial owner, if any, in such business, (ii) the text of the proposal or business (including the text of any resolutions proposed for consideration), which is not to exceed 500 words, and (iii) a description of all agreements, arrangements and understandings between such stockholder and beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by such stockholder;

(c) set forth, as to each person, if any, whom the stockholder proposes to nominate for election or reelection to the Board (i) all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (ii) a notarized letter signed by such person stating such person’s acceptance of the nomination by that stockholder, stating such person’s intention to serve as director if elected, and consenting to being named as a nominee for director in any proxy statement relating to such election, (iii) the irrevocable, contingent resignation referenced in Section 2.10(A), and (iv) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant; and

(d) with respect to each nominee for election or reelection to the Board, include a completed and signed questionnaire, representation and agreement required by Section 2.9. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.

(3) Notwithstanding anything in the second sentence of Section 2.7(A)(2) to the contrary, in the event that the number of directors to be elected to the Board is increased effective after the time period for which nominations would otherwise be due under Section 2.7(A)(2) and there is no public announcement by the Corporation either naming the nominees for director or specifying the size of the increased Board at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 2.7 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to, and received by, the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

(B) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (a) by or at the direction of the Board or (b) provided that the

Board has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who (i) is a stockholder of record at the time of giving of notice provided for in this Section 2.7 and at the time of the special meeting, (ii) is entitled to vote at the meeting, and (iii) complies with the notice procedures set forth in this Section 2.7. In the event a special meeting of stockholders is called for the purpose of electing one or more directors to the Board, any such stockholder may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting if the stockholder provides timely notice thereof as required by Section 2.7(A)(2) with respect to any nomination (including the completed and signed questionnaire, representation and agreement required by Section 2.9) in writing to the Secretary. To be timely, a stockholder’s notice shall be delivered to, and received by, the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or, if the first public announcement of the date of such special meeting is less than 100 days prior to the date of such special meeting, the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting. In no event shall any adjournment or postponement (or the announcement thereof) of a special meeting commence a new time period for the giving of a stockholder’s notice as described above.

(C) General. (1) Except as otherwise expressly provided in any applicable rule or regulation promulgated under the Exchange Act, only such persons who are nominated in accordance with the procedures set forth in Section 2.7 or Section 2.8 are eligible to be elected at an annual or special meeting of stockholders of the Corporation to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 2.7. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the Chairman of the Meeting (as defined in Section 2.7(D)) shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in Section 2.7 and Section 2.8, as applicable, and, if any proposed nomination or business is not in compliance Section 2.7 and Section 2.8, as applicable, to declare that such defective proposal or nomination shall be disregarded or that such proposed business shall not be transacted. Notwithstanding the foregoing provisions of this Section 2.7, unless otherwise required by applicable law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or proposed business, the nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 2.7, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

(2) In order to be considered timely, any information required by this Section 2.7 to be provided to the Corporation must be supplemented (by delivery to the Secretary at the principal executive offices of the Corporation): (1) no later than 10 days following the record date for the applicable meeting or any adjournment or postponement thereof, to disclose the foregoing information as of such record date; and (2) no later than eight days before the meeting or any adjournment or postponement thereof, to disclose the foregoing information as of the date that is no earlier than 10 days prior to such meeting. For the avoidance of doubt, the requirement to update and supplement such information shall not permit any stockholder or other person to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business and or resolutions proposed or be deemed to cure any defects or limit the remedies (including, without limitation, under these Bylaws) available to the Corporation relating to any defect. The obligation to update and supplement as set forth in this paragraph or any other Section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder or extend any applicable deadlines hereunder or under any other provision of these Bylaws.

(3) Any stockholder or beneficial owner, if any, or any of their respective affiliates, associates, or others acting in concert therewith, directly or indirectly soliciting proxies for the election of directors must use a proxy card color other than white, which shall be reserved for exclusive use by the Corporation.

(4) For purposes of this Section 2.7 and Section 2.8, “public announcement” shall mean disclosure in a press release reported by Dow Jones News Service, the Associated Press, or any other national news service or in a document publicly filed or furnished by the Corporation with the Securities and Exchange Commission (“SEC”) pursuant to Section 13(a), 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder.

(5) If a stockholder or beneficial owner, if any, or any of their respective affiliates, associates, or others acting in concert therewith, intend to solicit proxies in support of any director nominee other than the Corporation’s nominees, such person shall, in addition to the requirements of this Section 2.7:

(a) deliver to the Corporation, no later than the earlier of the time provided in this Section 2.7 or the time provided in Rule 14a-19 of the Exchange Act, the notice and other information required in Rule 14a-19 of the Exchange Act; and

(b) deliver to the Corporation, no later than five business days prior to the applicable meeting of stockholders, reasonable evidence that it (including any others acting in concert with it) has met the requirements of Rule 14a-19 of the Exchange Act with respect to such nominees.

Unless otherwise required by law, if any stockholder (i) provides notice pursuant to Rule 14a-19(b) of the Exchange Act and (ii) subsequently fails to comply with any requirement of Rule 14a-19 of the Exchange Act or any other rules or regulations thereunder or fails timely to provide the evidence described in the preceding clause (b), then the Corporation shall disregard any proxies or votes solicited for such nominees, and such nominations shall be disregarded.

(6) In addition to the foregoing provisions of this Section 2.7, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder with respect to the matters set forth in this Section 2.7; provided, however, that any references in these Bylaws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit the requirements applicable to nominations or proposals as to any other business to be considered pursuant to Section 2.7(A)(1)(c) or Section 2.7(B). Compliance with Section 2.7 or Section 2.8 shall be the exclusive means for a stockholder to make nominations or submit other business (other than matters brought properly under and in compliance with Rule 14a-8 of the Exchange Act). Nothing in Section 2.7 shall be deemed to affect any rights (i) of stockholders to request inclusion of proposals or nominations in the Corporation’s proxy materials pursuant to the mandatory provisions under the Exchange Act and the rules and regulations thereunder or (ii) of the holders of any series of Preferred Stock if and to the extent provided for under law, the Certificate of Incorporation or these Bylaws.

(D) Conduct of Business. The Chief Executive Officer, or in the alternative, the Chairman of the Board or, in the absence (or inability or refusal to act) of the Chief Executive Officer and the Chairman of the Board, such other person appointed by the Board (each, a “Chairman of the Meeting”) shall preside at and conduct meetings of stockholders in an orderly manner, rule on the precedence of, and procedure on, motions and other procedural matters, and exercise discretion with respect to such procedural matters. Without limiting the foregoing, the Chairman of the Meeting may (a) restrict attendance at, or participation in, the meeting at any time to bona fide stockholders of record and their proxies and other persons in attendance at the invitation of the Chairman of the Meeting, (b) restrict use of photographic, audio or video recording devices (including cellular phones) at the meeting, and (c) impose reasonable limits on the amount of time taken up at the meeting on discussion in general or on remarks by any one stockholder, (d) establish an agenda or order of business for the meeting, (e) regulate the opening and closing of the polls for balloting and matters that are to be voted on by ballot, (f) establish rules and procedures for maintaining order and safety of those present at the meeting, and (g) restrict entry to the meeting after the time fixed for commencement thereof. Should any person in attendance become unruly or obstruct the meeting proceedings, the Chairman of the Meeting shall have the power to have such person removed from the meeting. Notwithstanding anything in the Bylaws to the contrary, no business shall be conducted at a meeting except in accordance with the procedures set forth in this Article II. The Chairman of the Meeting may determine and declare to the meeting that any proposed item of business was not brought before the meeting in accordance with the provisions of this Article II, and if the Chairman of the Meeting should so determine, the Chairman of the Meeting shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted. The Board may adopt such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate.

(E) Meetings by Remote Communication. If authorized by the Board, and subject to such guidelines and procedures as the Board may adopt, stockholders and proxy holders not physically present at a meeting of stockholders may, by means of remote communication, participate in the meeting and be deemed present in person and vote at the meeting, whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (i) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder, (ii) the Corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (iii) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

Section 2.8 Proxy Access for Director Nominations.

(A) For purposes of this Section 2.8, the following terms shall have the meanings set forth below, except as otherwise provided herein.

“Eligible Holder” means a person who has either (i) been a record holder of the shares of common stock of the Corporation used to satisfy the eligibility requirements of paragraph (D) of this Section 2.8 continuously for the three-year period as described in paragraph (D) of this Section 2.8, or (ii) provides to the Secretary, within the time period specified in paragraph (D) of this Section 2.8, evidence of continuous Ownership of such shares for such three-year period from one or more securities intermediaries in a form that the Board, or its designee, determines would be acceptable for purposes of a stockholder proposal under Rule 14a-8(b)(2) under the Exchange Act (or any successor rule).

“Maximum Number” means, with respect to any annual meeting of the stockholders, a number of nominees for election to the Board at such meeting that constitutes no more than 20% of the total number of directors of the Corporation as of the last day on which a Qualified Nomination Notice may be submitted pursuant to paragraph (E) of this Section 2.8 (rounded down to the nearest whole number) as adjusted pursuant to paragraph (C) of this Section 2.8.

“Minimum Number” means 3% of the Corporation’s issued and outstanding shares of common stock as of the most recent date for which such amount is given in any filing made by the Corporation with the SEC prior to the submission of the Qualified Nomination Notice.

“Nominating Stockholder” means an Eligible Holder or group of up to 20 Eligible Holders who nominate a Nominee for election to the Board.

“Nominee” means any person nominated for election to the Board by a Nominating Stockholder that, individually and collectively, in the case of a group, satisfy all applicable requirements and procedures set forth in paragraphs (D) and (E) of this Section 2.8.

“Own,” as it pertains to what shares of common stock of the Corporation a stockholder or beneficial owner shall be deemed to own, means only those outstanding shares of common stock of the Corporation as to which such person possesses both: (a) the full voting and investment rights pertaining to the shares; and (b) the full economic interest in (including the opportunity for profit and risk of loss on) such shares. The number of shares calculated in accordance with clauses (a) and (b) shall not include any shares: (i) purchased or sold by such person or any of its affiliates in any transaction that has not been settled or closed, (ii) sold short by such person, (iii) borrowed by such person or any of its affiliates for any purpose or purchased by such person or any of its affiliates pursuant to an agreement to resell or subject to any other obligation to resell to another person, or (iv) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such person or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of common stock of the Corporation, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of: (x) reducing in any manner, to any extent or at any time in the future, such person’s or any of its affiliates’ full right to vote or direct the voting of any such shares, and/or (y) hedging, offsetting, or altering to any degree, gain or loss arising from the full economic ownership of such shares by such person or any of its affiliates. A stockholder or beneficial owner shall “Own” shares held in the name of a nominee or other intermediary, so long as such person retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest (including the opportunity for profit and risk of loss on) in the shares. Such person’s Ownership of shares shall be deemed to continue during any period in which such person has delegated any voting power by means of a proxy, power of attorney, or other similar instrument or arrangement that is revocable at any time by such person. Whether outstanding shares of common stock of the Corporation are “Owned” for these purposes shall be determined by the Board.

“Owned” has correlative meaning with the word “Own,” as set forth above.

“Owning” has correlative meaning with the word “Own,” as set forth above.

“Ownership” has correlative meaning with the word “Own,” as set forth above.

“Qualified Nomination Notice” means a notice given by a Nominating Stockholder that complies with the requirements of paragraph (E) of this Section 2.8 and names a Nominee.

(B) Inclusion of Nominee in Proxy Statement. Subject to the provisions of this Section 2.8, if expressly requested in a Qualified Nomination Notice delivered by a Nominating Stockholder, the Corporation shall include in its proxy statement for any annual meeting of the stockholders:

(1) the name of the Nominee, which shall also be included on the Corporation’s form of proxy and ballot;

(2) disclosures about the Nominee and the Nominating Stockholder required under the rules of the SEC or other applicable law to be included in the proxy statement;

(3) any statement included by the Nominating Stockholder in the Qualified Nomination Notice for inclusion in the proxy statement in support of the Nominee’s election to the Board (subject, without limitation, to paragraph (E) of this Section 2.8), if such statement does not exceed 500 words, is delivered at the same time as the Qualified Nomination Notice, and fully complies with Section 14 of the Exchange Act, and the rules and regulations thereunder, including Rule 14a-9; and

(4) any other information that the Corporation or the Board determines, in its discretion, to include in the proxy statement relating to the nomination of the Nominee, including, without limitation, any statement in opposition to the nomination and any of the information provided pursuant to this Section 2.8.

(C) Maximum Number of Nominees.

(1) The Corporation shall not be required to include in the proxy statement for an annual meeting of the stockholders more Nominees than the Maximum Number for such annual meeting. The Maximum Number for a particular annual meeting of the stockholders shall be reduced by: (a) Nominees who are subsequently withdrawn or that the Board itself decides to nominate for election at such annual meeting, (b) Nominees who cease to satisfy, or Nominees of Nominating Stockholders that cease to satisfy, the eligibility requirements in this Section 2.8, and (c) the number of incumbent directors who were Nominees with respect to any of the preceding three annual meetings of the stockholders (other than any such director referred to in this clause (c) whose term of office will expire at such annual meeting and who is not seeking (or agreeing) to be nominated at such annual meeting for another term of office). If one or more vacancies for any reason occurs on the Board after the deadline set forth in paragraph (E) of this Section 2.8, but before the date of the annual meeting of the stockholders, and the Board resolves to reduce the size of the Board in connection therewith, the Maximum Number shall be calculated based on the number of directors in office as so reduced.

(2) If the number of Nominees pursuant to this Section 2.8 for any annual meeting of the stockholders exceeds the Maximum Number, then, promptly upon notice from the Corporation, each Nominating Stockholder will select one Nominee for inclusion in the proxy statement until the Maximum Number is reached, going in order of the amount (largest to smallest) of the Ownership position as disclosed in each Nominating Stockholder’s Qualified Nomination Notice, with the process repeated if the Maximum Number is not reached after each Nominating Stockholder has selected one Nominee. If, after the deadline for submitting a Qualified Nomination Notice as set forth in paragraph (E) of this Section 2.8, a Nominating Stockholder becomes ineligible or withdraws its nomination, or a Nominee becomes unwilling to serve on the Board, whether before or after the delivery of the definitive proxy statement, then the nomination shall be disregarded, and the Corporation (a) shall not be required to include in its proxy statement or on any ballot or form of proxy the disregarded Nominee or any successor or replacement Nominee proposed by the Nominating Stockholder or by any other Nominating Stockholder, and (b) may otherwise communicate to its stockholders, including, without limitation, by amending or supplementing its proxy statement or ballot or form of proxy, that the Nominee will not be included as a Nominee in the proxy statement or on any ballot or form of proxy and will not be voted on at the annual meeting of the stockholders.

(D) Eligibility of Nominating Stockholder.

(1) An Eligible Holder or group of up to 20 Eligible Holders may submit a nomination in accordance with this Section 2.8 only if the person or group (in the aggregate) has continuously Owned at least the Minimum Number of shares of the common stock of the Corporation (as adjusted for any stock splits, stock dividends, or similar events) throughout the three-year period preceding, including the date of submission of, the Qualified Nomination Notice, and continues to Own at least the Minimum Number through the date of such annual meeting of the stockholders. A group of funds under common management and investment control shall be treated as one Eligible Holder if such Eligible Holder shall provide, together with the Qualified Nomination Notice, documentation reasonably satisfactory to the Corporation that demonstrates that the funds are under common management and investment control. For the avoidance of doubt, in the event of a nomination by a group of Eligible Holders, any and all requirements and obligations for an individual Eligible Holder that are set forth in this Section 2.8, including the minimum holding period, shall apply to each member of such group; provided, however, that the Minimum Number shall apply to the Ownership of the group in the aggregate. If any stockholder withdraws from a group of Eligible Holders acting together as a Nominating Stockholder at any time prior to the annual meeting of the stockholders, the group of Eligible Holders shall only be treated as Owning the shares held by the remaining members of the group.

(2) No person shall be permitted to be in more than one group constituting a Nominating Stockholder, and if any person appears as a member of more than one group, it shall be deemed to be a member of the group that has the largest Ownership position as reflected in the Qualified Nomination Notice.

(E) Qualified Nomination Notice. In addition to any other applicable requirements, for a nomination to be made by a Nominating Stockholder pursuant to this Section 2.8, a Nominating Stockholder must have given timely notice thereof in proper written form to the Secretary. To be timely, notice must have been delivered, and received, by the Secretary at the at the principal executive offices of the Corporation no earlier than 150 days and no later than 120 days before the anniversary of the date that the Corporation delivered its proxy statement for the preceding year’s annual meeting of the stockholders. Additionally, to be considered timely, any information required by this Section 2.8 to be provided to the Corporation must be supplemented (by delivery to the Secretary at the principal executive offices of the Corporation): (1) no later than 10 days following the record date for the applicable meeting or any adjournment or postponement thereof, to disclose the foregoing information as of such record date; and (2) no later than eight days before the meeting or any adjournment or postponement thereof, to disclose the foregoing information as of the date that is no earlier than 10 days prior to such meeting. For the avoidance of doubt, the requirement to update and supplement such information shall not permit any Nominating Stockholder or other person to change or add any proposed Nominee or be deemed to cure any defects or limit the remedies (including, without limitation, under these Bylaws) available to the Corporation relating to any defect. The obligation to update and supplement as set forth in this paragraph or any other Section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder or extend any applicable deadlines hereunder or under any other provision of these Bylaws. To be in proper written form, the notice must include all of the following information and documents (collectively, the “Qualified Nomination Notice”), and in no event will any adjournment or postponement of an annual meeting (or announcement thereof) commence a new time period for the giving of the Qualified Nomination Notice as provided above; provided, however, that if (and only if) the annual meeting of the stockholders is not scheduled to be held within a period that commences 30 days before the anniversary date of the preceding year’s annual meeting of stockholders and ends 30 days after such anniversary date (an annual meeting of the stockholders date outside such period being referred to herein as an “Other Meeting Date”), the Qualified Nomination Notice shall be given in the manner provided herein by the later of the close of business on the date that is 180 days prior to such Other Meeting Date or the tenth (10th) day following the day on which public announcement of such Other Meeting Date is first made by the Corporation:

(1) A Schedule 14N (or any successor form) relating to the Nominee, completed and filed with the SEC by the Nominating Stockholder as applicable, in accordance with SEC rules.

(2) A written notice of the nomination of such Nominee, in a form deemed satisfactory to the Board, that includes the following additional information, agreements, representations and warranties by the Nominating Stockholder (including each group member): (a) the information required with respect to the nomination of directors pursuant to Section 2.7 of these Bylaws; (b) the details of any relationship that existed within the past three years and that would have been described pursuant to Item 6(e) of Schedule 14N (or any successor item) if it existed on the date of submission of the Schedule 14N; (c) a representation and warranty that the Nominating Stockholder acquired the securities of the Corporation in the ordinary course of business and did not acquire, and is not holding, securities of the Corporation for the purpose or with the effect of influencing or changing control of the Corporation; (d) a representation and warranty that the Nominee’s candidacy or, if elected, Board membership would not violate applicable state or federal law or the rules of any stock exchange on which the Corporation’s securities are traded; (e) a representation and warranty that the Nominee: (i) does not have any direct or indirect relationship with the Corporation that would cause the Nominee to be considered not independent pursuant to the Corporation’s corporate governance guidelines as most recently published on its website and otherwise qualifies as independent under the rules of the primary stock exchange on which the Corporation’s securities are traded; (ii) meets the audit committee independence requirements under the rules of any stock exchange on which the Corporation’s securities are traded and under Rule 10A-3 under the Exchange Act (or any successor rule); (iii) is a “non-employee director” for the purposes of Rule 16b-3 under the Exchange Act (or any successor rule); (iv) is not and has not been subject to any event specified in Rule 506(d)(1) of Regulation D (or any successor rule) under the Securities Act of 1933 (the “Securities Act”) or Item 401(f) of Regulation S-K (or any successor rule) under the Exchange Act, without reference to whether the event is material to an evaluation of the ability or integrity of the Nominee; and (v) has not been named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) and has not been convicted in such a criminal proceeding in the last ten years; (f) a representation and warranty that the Nominating Stockholder satisfies the eligibility requirements set forth in paragraph (D) of this Section 2.8 and has provided evidence of Ownership to the extent required by paragraph (D) of this Section 2.8; (g) a representation and warranty that the Nominating Stockholder intends to continue to satisfy the share Ownership eligibility requirements described in paragraph (D) of this Section 2.8 through the date of the annual meeting of the stockholders; (h) details of any position of the Nominee as an officer or director of any competitor (that is, any entity that produces products or provides services that compete with or are alternatives to the principal products produced or services provided by the Corporation or its affiliates) of the Corporation, within the five years preceding the submission of the Qualified Nomination Notice; (i) a representation and warranty that the Nominating Stockholder has not engaged in and will not engage in a “solicitation” within the meaning of Rule 14a-1(l) of the Exchange Act (without reference to the exception in Rule 14a-1(l)(2)(iv) of the Exchange Act) (or any successor rules) with respect to the annual meeting of the stockholders, other than with respect to the Nominee or any nominee of the Board; (j) a representation and warranty that the Nominating Stockholder will not distribute to any stockholder any form of proxy for the annual meeting other than the form of proxy distributed by the Corporation; (k) if desired, a statement for inclusion in the proxy statement in support of the Nominee’s election to the Board; provided that such statement shall not exceed 500 words and shall fully comply with Section 14 of the Exchange Act and the rules and regulations thereunder, including Rule 14a-9; and (l) in the case of a nomination by a group, the designation by all group members of one group member who is authorized to act on behalf of all group members with respect to all matters relating to the nomination, including withdrawal of the nomination.

(3) An executed agreement, in a form deemed satisfactory to the Board, which must be submitted within seven days of the Nominating Stockholder’s first submission of any information required by this Section 2.8, in a form deemed satisfactory by the Board or its designee, pursuant to which the Nominating Stockholder (including each group member) agrees: (a) to comply with all applicable laws, rules and regulations in connection with the nomination, solicitation and election; (b) to file any written solicitation or other communication with the Corporation’s stockholders relating to one or more of the Corporation’s directors or director nominees or any Nominee with the SEC, regardless of whether any such filing is required under rule or regulation or whether any exemption from filing is available for such materials under any rule or regulation; (c) to assume (jointly and severally with all other group members, in the case of a group member) all liability stemming from an action, suit or proceeding concerning any actual or alleged legal or regulatory violation arising out of any communication or action by the Nominating Stockholder or any of its Nominees with the Corporation, its stockholders or any other person in connection with the nomination or election of directors, including, without limitation, the Qualified Nomination Notice; and (d) to indemnify and hold harmless (jointly and severally with all other group members, in the case of a group member) the Corporation and each of its directors, officers and employees individually against any liability, loss, damages, expenses or other costs (including attorneys’ fees) incurred in connection with any threatened or pending action, suit or proceeding, whether legal, administrative, or investigative, against the Corporation or any of its directors, officers or employees arising out of or relating to a failure or alleged failure of the Nominating Stockholder to comply with, or any breach or alleged breach of, its obligations, agreements or representations under this Section 2.8, or otherwise arising out of any nomination, solicitation or other activity by any Nominating Stockholder in connection with its efforts under this Section 2.8.

(4) An executed agreement, in a form deemed satisfactory to the Board, which must be submitted within seven days of the Nominating Stockholder’s first submission of any information required by this Section 2.8, by the Nominee: (a) to provide to the Corporation such other information, including the completed and signed questionnaire, representation and agreement required by Section 2.9, as it may reasonably request; and (b) that includes the representation and agreement set forth in Section 2.9 of these Bylaws.

(5) In the event that any information or communications provided by a Nominating Stockholder or Nominee to the Corporation or its stockholders is not, when provided, or thereafter ceases to be, true, correct and complete in all material respects (including omitting a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading), each Nominating Stockholder or Nominee, as the case may be, shall promptly notify the Secretary and provide the information that is required to make such information or communication true, correct, complete and not misleading; it being understood that providing any such notification shall not be deemed to cure any such defect or limit the Board’s right to omit a Nominee from its proxy materials. The information and documents required by paragraph (E) of this Section 2.8 shall be: (a) provided with respect to and executed by each group member, in the case of information applicable to group members; and (b) provided with respect to the persons specified in Instruction 1 to Items 6(c) and (d) of Schedule 14N (or any successor items) in the case of a Nominating Stockholder or group member that is an entity. The Qualified Nomination Notice shall be deemed submitted on the date on which all the information and documents referred to in this paragraph (E) of this Section 2.8 (other than such information and documents contemplated to be provided after the date the Qualified Nomination Notice is provided) have been delivered to or, if sent by mail, received by the Secretary.

(F) Authority of the Board. The Board shall have the exclusive power and authority to interpret the provisions of this Section 2.8 and make, in good faith, all determinations deemed necessary or advisable in connection with this Section 2.8.

(G) Exceptions.

(1) Notwithstanding anything to the contrary contained in this Section 2.8, the Corporation may omit from its proxy statement any Nominee and any information concerning such Nominee (including a Nominating Stockholder’s statement in support), no vote on such Nominee will occur, and any proxies in respect of such vote that have been received by the Corporation shall be disregarded, and the Nominating Stockholder may not, after the last day on which a Qualified Nomination Notice would be timely, cure in any way any defect preventing the nomination of the Nominee, if: (a) the Nominating Stockholder or the designated lead group member, as applicable, or any qualified representative thereof, does not appear at the meeting of stockholders to present the nomination submitted pursuant to this Section 2.8, the Nominating Stockholder withdraws its nomination or the Chairman of the Meeting declares that such nomination was not made in accordance with this Section 2.8 and shall therefore be disregarded; (b) the Board determines that such Nominee’s nomination or election to the Board would result in the Corporation violating or failing to be in compliance with these Bylaws or the Certificate of Incorporation or any applicable law, rule or regulation to which the Corporation is subject, including any rules or regulations of any stock exchange on which the Corporation’s securities are traded; (c) the Nominee was nominated for election to the Board pursuant to this Section 2.8 at one of the Corporation’s two preceding annual meetings of stockholders and either withdrew or became ineligible or received less than 25% of the votes that all stockholders were entitled to cast for such Nominee; (d) the Nominee has been, within the past three years, an officer or director of a competitor, as defined for purposes of Section 8 of the Clayton Antitrust Act of 1914, as amended, or (e) the Corporation is notified, or the Board determines, that a Nominating Stockholder has failed to continue to satisfy the eligibility requirements described in paragraph (D) of this Section 2.8, any of the representations and warranties made in the Qualified Nomination Notice ceases to be true and accurate in all material respects (or such notice omits a material fact necessary to make the statements therein not misleading), the Nominee becomes unwilling or unable to serve on the Board or any material violation or breach occurs of the obligations, agreements, representations or warranties of the Nominating Stockholder or the Nominee under this Section 2.8.

(2) Notwithstanding anything to the contrary contained in this Section 2.8, the Corporation may omit from its proxy statement, or may supplement or correct, any information, including all or any portion of the statement in support of the Nominee included in the Qualified Nomination Notice, if the Board determines that: (a) such information is not true in all material respects or omits a material statement or fact necessary to make the statements made not misleading; (b) such information directly or indirectly impugns character, integrity or personal reputation of, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to, any person; or (c) the inclusion of such information in the proxy statement would otherwise violate the SEC’s proxy rules or any other applicable law, rule or regulation.

(3) The Corporation may solicit against, and include in the proxy statement its own statement relating to, any Nominee.

Section 2.9 Submission of Questionnaire, Representation and Agreement. To be eligible to be a nominee for election or reelection as a director of the Corporation, a person must deliver (in accordance with the time periods prescribed for delivery of notice under Section 2.7 and Section 2.8) to the Secretary at the principal executive offices of the Corporation a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request) and a written representation and agreement (in the form provided by the Secretary upon written request) that such person (A) is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (2) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, (B) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, and (C) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation.

Section 2.10 Procedure for Election of Directors; Required Vote.

(A) Procedure and Required Vote. Election of directors at all meetings of the stockholders at which directors are to be elected shall be by ballot, and, subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, each director shall be elected by the vote of a majority of the votes cast by the holders of shares entitled to vote with respect to that director’s election at any meeting for the election of directors at which a quorum is present, provided that if, as of the tenth (10th) day preceding the date the Corporation first mails its notice of meeting for such meeting to the stockholders of the Corporation, the number of nominees exceeds the number of directors to be elected (a “Contested Election”), the directors shall be elected by the vote of a plurality of the votes cast by the holders of shares entitled to vote. Except as otherwise provided by law, the Certificate of Incorporation, or these Bylaws, in all matters other than the election of directors, the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter shall be the act of the stockholders.

In order for any person to become a nominee for service on the Board, such person must submit an irrevocable resignation, contingent on (i) that person not receiving a majority of the votes cast in an election that is not a Contested Election, and (ii) acceptance of that proffered resignation by the Board in accordance with the following policies and procedures: In the event an incumbent director fails to receive a majority of the votes cast in an election that is not a Contested Election, the Nominating and Governance Committee, or such other committee designated by the Board, shall make a recommendation to the Board as to whether to accept or reject the resignation of such incumbent director, or whether other action should be taken. The Board shall act on the proffered resignation, taking into account such committee’s recommendation, and publicly disclose (by a press release and filing an appropriate disclosure with the SEC) its decision regarding the resignation and, if such resignation is rejected, the rationale behind the decision within ninety (90) days following certification of the election results. Such committee, in making its recommendation, and the Board, in making its decision, each may consider any factors and other information that they consider appropriate and relevant. The director whose resignation is being considered shall not participate in the deliberations of such committee or the Board with respect to whether to accept such director’s resignation. If the director’s resignation is not accepted by the Board, such director shall continue to serve until his or her successor is duly elected, or until his or her earlier resignation or removal.

(B) General. For purposes of this Section 2.10, “a majority of the votes cast” shall mean that the number of the votes cast “for” a director’s election exceeds the number of the votes cast “against” that director’s election (with “abstentions” and “broker non-votes” not counted as votes cast either “for” or “against” that director’s election).

Section 2.11 Inspectors of Elections; Opening and Closing the Polls. If required by law, the Board by resolution shall appoint one or more inspectors, which inspector or inspectors may include individuals who serve the Corporation in other capacities, including, without limitation, as officers, employees, agents or representatives, to act at the meetings of stockholders and make a written report thereof. One or more persons may be designated as an alternate inspectors to replace any inspector who fails to act. If no inspector or alternate has been appointed to act or is able to act at a meeting of stockholders, the Chairman of the Meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall have the duties prescribed by law.

The Chairman of the Meeting shall fix and announce at the meeting the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting.

Section 2.12 Stockholder Action by Written Consent. Except as otherwise provided by law or by the Certificate of Incorporation and subject to the rights of holders of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be taken at a duly held annual or special meeting of stockholders and may not be taken by any consent in writing of such stockholders in lieu of a meeting by such stockholders.

ARTICLE III

BOARD OF DIRECTORS

Section 3.1 General Powers. The business and affairs of the Corporation shall be managed under the direction of the Board. In addition to the powers and authorities by these Bylaws expressly conferred upon them, the Board may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws required to be exercised or done by the stockholders.

Section 3.2 Number, Tenure and Qualifications. Subject to the rights of the holders of any Preferred Stock, the number of directors shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the total number of directors which the Corporation would have if there were no vacancies (the “Whole Board”).

Section 3.3 Regular Meetings. A regular meeting of the Board shall be held without other notice than these Bylaws immediately after, and at the same place as, the Annual Meeting of Stockholders. Subject to Section 3.5, the Board may, by resolution, provide the time and place for the holding of additional regular meetings without other notice than such resolution.

Section 3.4 Special Meetings. Except as otherwise provided by law or by the Certificate of Incorporation and subject to Section 3.5, special meetings of the Board may be called only by the Chairman of the Board, the Chief Executive Officer or by the Secretary on the written request of directors constituting a majority of the Whole Board upon notice to each director. The person or persons authorized to call special meetings of the Board may fix the place and time of the meetings.

Section 3.5 Notice. Notice of any meeting of directors shall be given to each director at such director’s business or residence in writing by hand delivery, first-class or overnight mail or courier service, facsimile transmission, electronic transmission or orally by telephone. If mailed by first-class mail, such notice shall be deemed adequately delivered when deposited in the United States mails so addressed, with postage thereon prepaid, at least five days before such meeting. If by overnight mail or courier service, such notice shall be deemed adequately delivered when the notice is delivered to the overnight mail or courier service company at least 24 hours before such meeting. If by facsimile or electronic transmission, such notice shall be deemed adequately delivered when the notice is transmitted at least 12 hours before such meeting. If by telephone, orally or by hand delivery, the notice shall be given at least 12 hours prior to the time set for the meeting. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board need be specified in the notice of such meeting, except for amendments to these Bylaws, as provided under Section 9.1. A meeting may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in accordance with Section 7.4 of these Bylaws. The term “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process, including but not limited to transmission by facsimile telecommunication or electronic mail.

Section 3.6 Action by Consent of Board. Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or the electronic transmission are filed with the minutes of proceedings of the Board or committee. Any copy, facsimile transmission or other reliable reproduction of the writing or transmission created pursuant to this section may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used.

Section 3.7 Conference Telephone Meetings. Members of the Board, or any committee thereof, may participate in a meeting of the Board or such committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Such participation in a meeting shall constitute presence in person at such meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

Section 3.8 Quorum. Subject to Section 3.9, a whole number of directors equal to at least a majority of the Whole Board shall constitute a quorum for the transaction of business, but if at any meeting of the Board there shall be less than a quorum present, a majority of the directors present may adjourn the meeting from time to time without further notice. The act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board. The directors present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough directors to leave less than a quorum.

Section 3.9 Vacancies. Subject to applicable law and the rights of the holders of any series of Preferred Stock, and unless the Board otherwise determines, vacancies resulting from death, resignation, retirement, disqualification, removal from office or other cause, and newly created directorships resulting from any increase in the authorized number of directors, may be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum of the Board, or by a sole remaining director (and not by stockholders). Directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires and until such director’s successor shall have been duly elected and qualified. No decrease in the number of authorized directors constituting the Whole Board shall shorten the term of any incumbent director.

Section 3.10 Executive and Other Committees. The Board may, by resolution adopted by a majority of the Whole Board, designate an Executive Committee to exercise, subject to applicable provisions of law, all the powers of the Board in the management of the business and affairs of the Corporation when the Board is not in session, including without limitation the power to declare dividends, to authorize the issuance of the Corporation’s capital stock and to adopt a certificate of ownership and merger pursuant to Section 253 of the DGCL, and may, by resolution similarly adopted, designate one or more other committees. The Executive Committee and each such other committee shall consist of one or more directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Any such committee, other than the Executive Committee (the powers of which are expressly provided for herein), may to the extent permitted by law exercise such powers and shall have such responsibilities as shall be specified in the designating resolution. In the absence or disqualification of any member of such committee or committees, the member or members thereof present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. An alternate member may count toward a quorum and vote only if a member for whom such person is an alternate is absent or disqualified. Each committee shall keep written minutes of its proceedings and shall report such proceedings to the Board when required.

A majority of any committee may determine its action and fix the time and place of its meetings, unless the Board shall otherwise provide. Notice of such meetings shall be given to each member of the committee in the manner provided for in Section 3.5 of these Bylaws. The Board shall have power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee. Nothing herein shall be deemed to prevent the Board from appointing one or more committees consisting in whole or in part of persons who are not directors of the Corporation; provided, however, that no such committee shall have or may exercise any authority of the Board.

Section 3.11 Removal. Subject to the rights of the holders of any series of Preferred Stock, for so long as the Board is classified under the DGCL, any director, or the Whole Board, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of Voting Stock, voting together as a single class.

Section 3.12 Records. The Board shall cause to be kept a record containing the minutes of the proceedings of the meetings of the Board and of the stockholders, appropriate stock books and registers and such books of records and accounts as may be necessary for the proper conduct of the business of the Corporation.

Section 3.13 Compensation. Unless otherwise restricted by applicable law, the Certificate of Incorporation or these Bylaws, the Board shall have authority to fix the compensation of directors, including fees and reimbursement of expenses.

Section 3.14 Organization. Meetings of the Board shall be presided over by the Chairman of the Board or, in the Chairman’s absence, by a chairman chosen at the meeting. The Secretary shall act as secretary of the meeting, but in the Secretary’s absence, the Chairman of the Meeting may appoint any person to act as secretary of the meeting.

Section 3.15 Chairman of the Board. The members of the Board may appoint one of their members as Chairman of the Board, which position shall be a board position only and not an officer position unless the Board also determines such position shall also be an officer position. The Chairman of the Board shall preside at all meetings of the Board and perform all duties incidental to the Chairman of the Board’s office that may be required by law and all such other duties as are properly required of the Chairman by the Board or these Bylaws.

ARTICLE IV

OFFICERS

Section 4.1 Elected Officers. The officers of the Corporation elected by the Board shall be a Chief Executive Officer, a Secretary, and such other officers as the Board from time to time may deem proper, including, without limitation, a Chairman of the Board (who must be a director), a President, a Chief Financial Officer, a Treasurer, Assistant Secretaries, and Assistant Treasurers. All officers elected by the Board shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article IV. Such officers shall also have such powers and duties as from time to time may be conferred by the Board or by any committee thereof. The Board or any committee thereof may from time to time elect, or the Chairman of the Board (if elected by the Board as an officer), Chief Executive Officer or President may appoint, such other officers (including one or more Vice Presidents and Controllers) as may be necessary or desirable for the conduct of the business of the Corporation. Such other officers shall have such powers and duties and shall hold their offices for such terms as may be provided in these Bylaws or as may be prescribed by the Board or, if such officer has been appointed by the Chairman of the Board (if elected by the Board as an officer), Chief Executive Officer or President, as may be prescribed by the appointing officer.

Section 4.2 Election and Term of Office. The elected officers of the Corporation shall be elected annually by the Board at the regular meeting of the Board held after the annual meeting of the stockholders. If the election of officers is not held at such meeting, such election shall be held as soon thereafter as convenient. Each officer shall hold office until such officer’s successor has been duly elected and is qualified or until such officer’s death or resignation.

Section 4.3 Chairman of the Board. If elected by the Board as an officer, the Chairman of the Board shall be responsible for the general management of the affairs of the Corporation and shall perform all duties incidental to the Chairman of the Board’s office which may be required by law and all such other duties as are properly required of the Chairman of the Board by the Board or these Bylaws. The Chairman of the Board, if elected by the Board as an officer, shall make reports to the Board and the stockholders, and shall see that all orders and resolutions of the Board and of any committee thereof are carried into effect. The Chairman of the Board, if elected by the Board as an officer, may hold the title Executive Chairman of the Board and also serve as Chief Executive Officer or President, if so elected by the Board.

Section 4.4 Chief Executive Officer. The Chief Executive Officer shall act in a general executive capacity and shall, if the Chairman of the Board is elected by the Board as an officer, assist the Chairman of the Board in the administration and operation of the Corporation’s business and general supervision of its policies and affairs. The Chief Executive Officer shall, in the absence of or because of the inability to act of the Chairman of the Board, perform all duties of the Chairman of the Board and preside at all meetings of stockholders and of the Board.

Section 4.5 President. The President shall have such powers and shall perform such duties as shall be assigned to the President by the Board.

Section 4.6 Vice Presidents. Each Vice President shall have such powers and shall perform such duties as shall be assigned to the Vice President by the Board.

Section 4.7 Chief Financial Officer. The Chief Financial Officer shall act in an executive financial capacity. The Chief Financial Officer shall assist the Chairman of the Board, if elected by the Board as an officer, and the Chief Executive Officer in the general supervision of the Corporation’s financial policies and affairs.

Section 4.8 Treasurer. The Treasurer shall exercise general supervision over the receipt, custody and disbursement of corporate funds. The Treasurer shall cause the funds of the Corporation to be deposited in such banks as may be authorized by the Board, or in such banks as may be designated as depositaries in the manner provided by resolution of the Board. The Treasurer shall have such further powers and duties and shall be subject to such directions as may be granted or imposed upon the Treasurer from time to time by the Board, the Chairman of the Board (if elected by the Board as an officer), the Chief Executive Officer or the President.

Section 4.9 Secretary. The Secretary shall keep or cause to be kept in one or more books provided for that purpose, the minutes of all meetings of the Board, the committees of the Board and the stockholders; the Secretary shall see that all notices are duly given in accordance with the provisions of these Bylaws and as required by law; the Secretary shall be custodian of the certificate books, transfer books and stock ledgers, and such other books and papers as the Board of Directors may direct; the Secretary shall be custodian of the seal of the Corporation and affix and attest the seal to all stock certificates of the Corporation (unless the seal of the Corporation on such certificates shall be a facsimile, as hereinafter provided) and affix and attest the seal to all other documents to be executed on behalf of the Corporation under its seal; and in general, the Secretary shall perform all the duties incident to the office of Secretary and such other duties as from time to time may be assigned to the Secretary by the Board, the Chairman of the Board (if elected by the Board as an officer), the Chief Executive Officer or the President.

Section 4.10 Removal. Any officer elected, or agent appointed, by the Board may be removed by the affirmative vote of a majority of the Whole Board whenever, in their judgment, the best interests of the Corporation would be served thereby. Any officer or agent appointed by the Chairman of the Board (if elected by the Board as an officer), the Chief Executive Officer or the President may be removed whenever, in the judgment of the Chairman of the Board, the Chief Executive Officer, or the President, as applicable, the best interests of the Corporation would be served thereby. No elected officer shall have any contractual rights against the Corporation for compensation by virtue of such election beyond the date of the election of such officer’s successor, such officer’s death, such officer’s resignation or such officer’s removal, whichever event shall first occur, except as otherwise provided in an employment contract or under an employee deferred compensation plan.

Section 4.11 Vacancies. A newly created elected office and a vacancy in any elected office because of death, resignation, or removal may be filled by the Board for the unexpired portion of the term at any meeting of the Board. Any vacancy in an office appointed by the Chairman of the Board (if elected by the Board as an officer), the Chief Executive Officer or the President because of death, resignation, or removal may be filled by the Chairman of the Board (if elected by the Board as an officer), the Chief Executive Officer or the President.

Section 4.12 Additional Matters. Any number of offices may be held by the same person, unless the Certificate of Incorporation or these Bylaws otherwise provide. Officers need not be stockholders or residents of the State of Delaware.

ARTICLE V

STOCK CERTIFICATES AND TRANSFERS

Section 5.1 Uncertificated Shares and Transfers. The shares of the Corporation shall be uncertificated, provided that the Corporation shall be permitted to issue such nominal number of certificates to securities depositories and further provided that the Board may provide by resolution or resolutions that some or all of any or all classes or series of the Corporation’s stock shall be represented by certificates. The shares of the stock of the Corporation shall be transferred on the books of the Corporation, which may be maintained by a third-party registrar or transfer agent, by the holder thereof in person or by such person’s attorney, upon surrender for cancellation of certificates for at least the same number of shares, with an assignment and power of transfer endorsed thereon or attached thereto, duly executed, with such proof of the authenticity of the signature as the Corporation or its agents may reasonably require or upon receipt of proper transfer instructions from the registered holder of uncertificated shares and upon compliance with appropriate procedures for transferring shares in uncertificated form.

Each certificated share of stock shall be signed, countersigned and registered in such manner as the Board may by resolution or the Chief Executive Officer, President, or Chief Financial Officer may prescribe, which may permit all or any of the signatures on such certificates to be in facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such officer, transfer agent or registrar were such officer, transfer agent or registrar at the date of issue.

Section 5.2 Lost, Stolen or Destroyed Certificates. No certificate for shares or uncertificated shares of stock in the Corporation shall be issued in place of any certificate alleged to have been lost, destroyed or stolen, except on production of such evidence of such loss, destruction or theft, on delivery to the Corporation of a bond of indemnity in such amount, upon such terms and secured by such surety, as the Board or any financial officer may in its or such person’s discretion require and upon the satisfaction of any other reasonable requirements imposed by the Corporation.

ARTICLE VI

INDEMNIFICATION AND INSURANCE

Section 6.1 Indemnification and Insurance. (A)(1) Each person who was or is a party or is threatened to be made a party to or is involved in any Proceeding (other than a Proceeding by or in the right of the Corporation), by reason of the fact that such person or a person of whom such person is the legal representative is or was a director, officer, employee, agent or fiduciary of a Subject Enterprise (as defined below), or by reason of any act or omission by such person in such capacity, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all Expenses (as defined below), liabilities and amounts paid in settlement which were actually and reasonably incurred by, or in the case of retainers, to be incurred by, such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators.

(2) Each person who was or is a party or is threatened to be made a party to or is involved in any Proceeding brought by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person or a person of whom such person is the legal representative is or was a director, officer, employee, agent or fiduciary of a Subject Enterprise, or by reason of any act of omission by such person in such capacity, shall be indemnified against all Expenses actually and reasonably incurred by, or in the case of retainers, to be incurred by, such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators.

(3) Notwithstanding Section 6.1(A)(1) and (2), no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation in a final adjudication by a court of competent jurisdiction from which there is no further right of appeal, unless and to the extent that the Court of Chancery of the State of Delaware, or the court in which such Proceeding (as defined below) shall have been brought or is pending, shall determine that such indemnification may be made.

(4) Notwithstanding Section 6.1(A)(1) and (2), except as provided in paragraph (C) of this Section 6.1 of these Bylaws, the Corporation shall indemnify any such person seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the Board.

(5) The right to indemnification conferred in these Bylaws shall be a contract right and shall include the right to be paid by the Corporation the Expenses incurred or, in the case of retainer or similar fees, reasonably expected to be incurred, in defending any such Proceeding in advance of its final disposition, such advances to be paid by the Corporation within seven days after the receipt by the Corporation of a statement or statements from the claimant requesting such advance or advances from time to time; provided, however, that if the DGCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a Proceeding, shall be made only upon delivery to the Corporation of a written affirmation by such person of such person’s good faith belief that such person has met the standard of conduct necessary for indemnification under these Bylaws and an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that such person is not entitled to be indemnified against such Expenses by the Corporation pursuant to this Bylaw or otherwise.

(B) To obtain indemnification under these Bylaws, a claimant shall submit to the Corporation a written request, including documentation and information which is reasonably available to the claimant and is reasonably necessary to determine whether the claimant is entitled to indemnification. Upon written request by a claimant for indemnification pursuant to the first sentence of this paragraph (B), a determination, if required by applicable law, with respect to the claimant’s entitlement thereto shall be made as follows: (1) if requested by the claimant, by Independent Counsel (as defined below) in a written opinion to the Board, a copy of which shall be delivered to the claimant, or (2) if no request is made by the claimant for a determination by Independent Counsel, (i) by the Board by a majority vote of a quorum consisting of Disinterested Directors (as defined below), or (ii) if a quorum of the Board consisting of Disinterested Directors is not obtainable or, even if obtainable, such quorum of Disinterested Directors so directs, by Independent Counsel in a written opinion to the Board, a copy of which shall be delivered to the claimant. The Independent Counsel shall be selected by the Board unless there shall have occurred within two years prior to the date of the commencement of the Proceeding for which indemnification is claimed a “Change of Control” as defined in the Corporation’s 2010 Long Term Incentive Plan, in which case the Independent Counsel shall be selected by the claimant, unless the claimant shall request that such selection be made by the Board. Such determination of entitlement to indemnification shall be made not later than 45 days after receipt by the Corporation of a written request for indemnification. If it is so determined that the claimant is entitled to indemnification, payment to the claimant shall be made within 15 days after such determination.

(C) If the Board or the Independent Counsel, as applicable, shall have failed to make a determination as to entitlement to indemnification within 45 days after receipt by the Corporation of such request, the requisite determination of entitlement to indemnification shall be deemed to have been made and the claimant shall be absolutely entitled to such indemnification, absent actual and material fraud in the request for indemnification, a prohibition of indemnification under applicable law in effect, or a subsequent determination that such indemnification is prohibited by applicable law. The termination of any Proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself: (i) create a presumption that the claimant acted in bad faith or in a manner which he/she reasonably believed to be opposed to the best interests of the Corporation, or, with respect to any criminal Proceeding, that the claimant has reasonable cause to believe that the claimant’s conduct was unlawful; or (ii) otherwise adversely affect the rights of the claimant to indemnification, except as may be provided herein. If a claim for indemnification or advancement of expenses under these Bylaws is not paid in full by the Corporation within forty-five (45) days after a written request for payment has first been received by the Corporation, whether due to a determination pursuant to these Bylaws that the claimant is not entitled to such indemnification or advancement or due to the failure to make a determination as to entitlement to indemnification or advancement, the claimant may at any time thereafter bring a Proceeding against the Corporation to recover the unpaid amount of such claim, and if it is determined in such Proceeding that the Corporation is liable for such indemnification or advancement, the Corporation shall pay the claimant the Expenses of bringing such action.

(D) If a determination shall have been made pursuant to paragraph (B) of this Section 6.1 of these Bylaws that the claimant is entitled to indemnification, the Corporation shall be bound by such determination and shall be precluded from asserting that such determination has not been made in any judicial Proceeding commenced pursuant to paragraph (C) of this Section 6.1 these Bylaws.

(E) The Corporation shall be precluded from asserting in any judicial Proceeding commenced pursuant to paragraph (C) of this Section 6.1 of these Bylaws that the procedures and presumptions of these Bylaws are not valid, binding and enforceable and shall stipulate in such Proceeding that the Corporation is bound by all the provisions of these Bylaws.

(F) The right to indemnification and the payment of Expenses incurred, or in the case of retainers or similar Expenses, reasonably expected to be incurred, in defending a Proceeding in advance of its final disposition conferred in this Bylaw shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise. No repeal or modification of this Bylaw shall in any way diminish or adversely affect the rights of any director, officer, employee or agent of the Corporation hereunder in respect of any occurrence or matter arising prior to any such repeal or modification.

(G) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL. To the extent that the Corporation maintains any policy or policies providing such insurance, each such director or officer, and each such agent or employee to which rights to indemnification have been granted as provided in paragraph (H) of this Section 6.1 of these Bylaws, shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage thereunder for any such director, officer, employee or agent.

(H) The Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification, and rights to be paid by the Corporation the expenses incurred in defending any Proceeding in advance of its final disposition, to any employee or agent of the Corporation to the fullest extent of the provisions of these Bylaws with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

(I) If any provision or provisions of these Bylaws shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (1) the validity, legality and enforceability of the remaining provisions of these Bylaws (including, without limitation, each portion of any paragraph of these Bylaws containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (2) to the fullest extent possible, the provisions of these Bylaws (including, without limitation, each such portion of any paragraph of these Bylaws containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

(J) For purposes of these Bylaws:

(1) “Disinterested Director” means a director of the Corporation who is not and was not a party to the matter in respect of which indemnification is sought.

(2) “Expenses” means judgments, penalties (including, but not limited to, excise and similar taxes) and fines against such person and all reasonable attorneys’ fees, accountants’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating or being or preparing to be a witness in any Proceeding or establishing such person’s right of entitlement to indemnification for any of the foregoing.

(3) “Independent Counsel” means a law firm of at least 50 attorneys or a member of a law firm of at least 50 attorneys that is experienced in matters of corporate law and that neither is presently nor in the past five years has been retained to represent (i) the Corporation or the claimant or any affiliate thereof in any matter material to either such party or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Corporation or the claimant in an action to determine the claimant’s right to indemnification under these Bylaws.

(4) “Proceeding” means any threatened, pending or completed action, suit, arbitration, investigation, inquiry, alternate dispute resolution mechanism, administrative or legislative hearing, or any other proceeding (including, without limitation, any securities laws action, suit, arbitration, investigation, inquiry, alternative dispute resolution mechanism, hearing or procedure) whether civil, criminal, administrative, arbitrative or investigative and whether or not based upon events occurring, or actions taken, before the date hereof, and any appeal in or related to any such action, suit, arbitration, investigation, inquiry, alternate dispute resolution mechanism, hearing or proceeding and any inquiry or investigation (including discovery), whether conducted by or in the right of the Corporation or any other person, that such person in good faith believes could lead to any such action, suit, arbitration, investigation, inquiry, alternative dispute resolution mechanism, hearing or other proceeding or appeal thereof.

(5) “Subject Enterprise” means the Corporation or any of the Corporation’s direct or indirect wholly-owned subsidiaries or any other entity, including, but not limited to, another corporation, partnership, limited liability company, employee benefit plan, joint venture, trust or other enterprise for which a person is or was serving as a director, officer, employee, agent or fiduciary at the request of the Corporation.

(K) Any notice, request or other communication required or permitted to be given to the Corporation under these Bylaws shall be in writing and either delivered in person or sent by facsimile, electronic transmission, overnight mail or courier service, or certified or registered mail, postage prepaid, return receipt requested, to the Secretary of the Corporation and shall be effective only upon receipt by the Secretary.

ARTICLE VII

MISCELLANEOUS PROVISIONS

Section 7.1 Fiscal Year. The fiscal year of the Corporation shall begin on the first day of January and end on the thirty-first day of December of each year.

Section 7.2 Dividends. Except as otherwise provided by law or the Certificate of Incorporation, the Board may from time to time declare, and the Corporation may pay, dividends on its outstanding shares of capital stock, which dividends may be paid in either cash, property or shares of capital stock of the Corporation.

Section 7.3 Seal. The corporate seal, if adopted, shall have enscribed thereon the words “Corporate Seal,” the year of incorporation and around the margin thereof the words “Targa Resources Corp. — Delaware.”

Section 7.4 Waiver of Notice. Whenever any notice is required to be given to any stockholder or director of the Corporation under the provisions of the DGCL, the Certificate of Incorporation or these Bylaws, a waiver thereof in writing, signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice, or a waiver by electronic transmission by the person entitled to the notice shall be deemed equivalent to such required notice. Neither the business to be transacted at, nor the purpose of, any annual or special meeting of the stockholders or the Board or committee thereof need be specified in any waiver of notice of such meeting. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

Section 7.5 Audits. The accounts, books and records of the Corporation shall be audited upon the conclusion of each fiscal year by an independent certified public accountant selected by the Board, and it shall be the duty of the Board to cause such audit to be done annually.

Section 7.6 Resignations. Any director or any officer, whether elected or appointed, may resign at any time by giving written notice or notice via electronic transmission of such resignation to the Chairman of the Board, the President, or the Secretary, and such resignation shall be deemed to be effective as of the close of business on the date said notice is received by the Chairman of the Board, the President, or the Secretary, or at such later time as is specified therein. No formal action shall be required of the Board or the stockholders to make any such resignation effective.

Section 7.7 Facsimile Signatures. In addition to the provisions for use of facsimile signatures elsewhere specifically authorized in these Bylaws, facsimile signatures of any officer or officers of the Corporation may be used whenever and as authorized by the Board or a committee thereof.

Section 7.8 Time Periods. In applying any provision of these Bylaws which require that an act be done or not done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.

Section 7.9 Reliance Upon Books, Reports and Records. Each director, each member of any committee designated by the Board, and each officer of the Corporation shall, in the performance of such person’s duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation as provided by law, including reports made to the Corporation by any of its officers, by an independent certified public accountant, or by an appraiser selected with reasonable care.

ARTICLE VIII

CONTRACTS; SECURITIES OF OTHER CORPORATIONS

Section 8.1 Contracts. Except as otherwise required by law, the Certificate of Incorporation or these Bylaws, any contracts or other instruments may be executed and delivered in the name and on the behalf of the Corporation by such officer or officers of the Corporation as the Board may from time to time direct. Such authority may be general or confined to specific instances as the Board may determine. The Chairman of the Board, the President or any Executive Vice President, Senior Vice President, Vice President and Assistant Vice President may execute bonds, contracts, deeds, leases and other instruments to be made or executed for or on behalf of the Corporation. Subject to any restrictions imposed by the Board or the Chairman of the Board, the Chief Executive Officer, the President or any Executive Vice President, Senior Vice President or Vice President of the Corporation may delegate contractual powers to others under such person’s jurisdiction, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power.

Section 8.2 Securities of Other Entities. Unless otherwise provided by resolution adopted by the Board, the Chairman of the Board, the Chief Executive Officer, the President or any Executive Vice President, Senior Vice President or Vice President may from time to time appoint an attorney or attorneys or agent or agents of the Corporation, in the name and on behalf of the Corporation, to cast the votes which the Corporation may be entitled to cast as the holder of stock or other securities in any other corporation or other entity, any of whose stock or other securities may be held by the Corporation, at meetings of the holders of the stock or other securities of such other corporation or other entity, or to consent in writing, in the name of the Corporation as such holder, to any action by such other corporation or other entity, and may instruct the person or persons so appointed as to the manner of casting such votes or giving such consent, and may execute or cause to be executed in the name and on behalf of the Corporation and under its corporate seal or otherwise, all such written proxies or other instruments as the Board, the Chairman of the Board, the Chief Executive Officer, the President or any Executive Vice President, Senior Vice President or Vice President, as applicable, may deem necessary or proper in the premises.

ARTICLE IX

AMENDMENTS

Section 9.1 Amendments. These Bylaws may be altered, amended, or repealed at any meeting of the Board or of the stockholders as set forth in these Bylaws or in the Corporation’s Certificate of Incorporation, as it may be amended or restated from time to time; provided notice of the proposed change was given in the notice of the meeting and, in the case of a meeting of the Board, in a notice given not less than two days prior to the meeting; provided, however, that, in the case of amendments by stockholders, notwithstanding any other provisions of these Bylaws or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Corporation required by law, the Certificate of Incorporation or these Bylaws, the affirmative vote of the holders of at least 66 2⁄3 percent of the voting power of all the then outstanding shares of the Voting Stock, voting together as a single class, shall be required to alter, amend or repeal any provision of these Bylaws.

December 7, 2023

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